ALLEN & OVERY

EXHIBIT 10.29

EXECUTION COPY

AMENDED AND RESTATED
GUARANTEE AGREEMENT

By

PHOTRONICS, INC

RELATING TO

RMB186,000,000
CREDIT FACILITY

FOR

PHOTRONICS IMAGING TECHNOLOGIES (SHANGHAI) CO., LTD

August 23, 2007

THIS AMENDED AND RESTATED GUARANTEE AGREEMENT (this Agreement) is dated as of August 23, 2007

AND MADE BY:

PHOTRONICS, INC as guarantor (the Guarantor)

IN FAVOR OF:

the Administrative Agent (as defined below) for and on behalf of itself and the other Finance Parties from time to time party to the Restated Credit Agreement described below.

BACKGROUND

1.	A revolving credit and term loan facility was established in favor of Photronics Imaging Technologies (Shanghai) Co., Ltd. (the Company) pursuant to the terms of the agreement dated October 10, 2005 (as amended and modified through the date of this Agreement, the Original Credit Agreement) between the Company and the JPMorgan Chase Bank, N.A., Shanghai Branch, as lender (JPM Shanghai).

2.	The Guarantor and JPM Shanghai entered into a guarantee agreement (the Original Guarantee) dated October 10, 2005 in connection with the Original Credit Agreement.

3.	On August 6, 2007, “JPMorgan Chase Bank (China) Company Limited, Shanghai Branch” was incorporated pursuant to the People’s Republic of China Regulations on Administration of Foreign Funded Banks (State Council Decree No. 478), and in connection therewith the interests of JPM Shanghai, as lender under the Original Credit Agreement and related loan documents, were transferred to JPMorgan Chase Bank (China) Company Limited, Shanghai Branch (as such successor, the Original Lender).

4.	The Company, the Original Lender and certain other lenders as assignees of the Original Lender have agreed to amend and restate the Original Credit Agreement on the terms and conditions provided in the amended and restated credit agreement dated August 23, 2007 (the Restated Credit Agreement) among the Company, JPMorgan Chase Bank (China) Company Limited, Shanghai Branch, as administrative agent (in this capacity the Administrative Agent), the Original Lender, and the other Finance Parties party thereto.

5.	In connection with the entering into of the Restated Credit Agreement, the parties wish to amend and restate the Original Guarantee on the terms and conditions herein.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Applicable Pledge Percentage means 100% but 65% in the case of a pledge by the Guarantor or any Domestic Subsidiary of its Equity Interests in an Affected Foreign Subsidiary.

Banking Services means each and any of the following bank services provided to the Guarantor or any Subsidiary by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

Capital Lease Obligations of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Collateral Agent means JPMorgan Chase Bank, National Association in its capacity as Collateral Agent for the Holders of Secured Obligations and any successor Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement.

Company means Photronics Imaging Technologies (Shanghai) Co., Ltd.

Consolidated EBITDA for any period, Consolidated Net Income for such period, minus the aggregate amount of extraordinary, unusual or non-recurring income or gains for such period to the extent required to be separately stated in the Guarantor's financial statements in accordance with GAAP, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, plus (b) the aggregate amount of income tax expense for such period, plus (c) the aggregate amount of depreciation and amortization for such period, plus (d) non-cash expenses related to stock-based compensation, plus (e) any extraordinary or non-recurring non-cash expenses, write-downs, write-offs, or losses including impairment or restructuring charges, all as determined on a consolidated basis with respect to the Guarantor and its consolidated Subsidiaries in accordance with GAAP, minus, to the extent included in determining Consolidated Net Income for such period, any cash payments made during such period in respect of items described in clauses (d) and (e) above subsequent to the fiscal quarter in which the relevant non-cash expense or loss was reflected in a statement of Consolidated Net Income. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period"), (i) if at any time during such Reference Period the Guarantor or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Guarantor or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Guarantor and its Subsidiaries in excess of $10,000,000; and "Material Disposition" means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Guarantor or any of its Subsidiaries in excess of $10,000,000.

Consolidated Interest Expense means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Group calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Group allocable to such period in accordance with GAAP and (b) Swap Agreements (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

Consolidated Net Income means, with reference to any period, the net income (or loss) of the Group calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded (a) the income (or deficit) of any Person (other than a Subsidiary of the Guarantor) in which the Guarantor or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Guarantor or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Finance Document as defined in the U.S. Facility Agreement) or any organizational or governing documents, any law, treaty, rule or regulation or any determination of an arbitrator or other Governmental Authority, in each case applicable to such Subsidiary. An example of the calculation of Consolidated EBITDA and Consolidated Net Income for the fiscal year ending October 29, 2006 and for the first two (2) fiscal quarters of 2007 is attached hereto as Schedule 1.1.

Consolidated Senior Indebtedness means at any time Consolidated Total Indebtedness minus the aggregate principal amount of Subordinated Indebtedness of the Group calculated on a consolidated basis as of such time in accordance with GAAP.

Consolidated Total Assets means, as of the date of any determination thereof, total assets of the Guarantor and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

Consolidated Total Indebtedness means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Group calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Group relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Guarantor or any of its Subsidiaries.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have the meanings correlative thereto.

Convertible Subordinated Note Indenture means (i) the Indenture dated as of April 15, 2003 from the Guarantor to The Bank of New York, as Trustee, as in effect on the Effective Date and (ii) any replacement or additional indenture, in each case as the same may from time to time be issued, amended, restated or otherwise modified as permitted herein and pursuant to the which the Guarantor issued the Convertible Subordinated Notes.

Convertible Subordinated Notes means (i) the $150,000,000 2 1/4% Convertible Subordinated Notes due 2008, as in effect on the Effective Date and (ii) any other promissory notes issued pursuant to the Convertible Subordinated Note Indenture, in each case as the same may from time to time be issued, amended, restated or otherwise modified as permitted herein and as issued pursuant to the terms of the Convertible Subordinated Note Indenture.

Default means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Domestic Subsidiary means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

Effective Date means the date on which the obligations of the lenders under the U.S. Facility Agreement to make loans thereunder and of the issuing bank under the U.S. Facility Agreement to issue letters of credit thereunder become effective.

Eligible Foreign Subsidiary means any Foreign Subsidiary that is approved from time to time by the Administrative Agent.

Environmental Laws means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

Equity Interests means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with the Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

ERISA Event means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Guarantor or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Guarantor or any ERISA Affiliate of any notice, concerning the imposition upon the Guarantor or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

Event of Default means an event specified as such in Clause 17 (Default) of the Restated Credit Agreement.

Facility means the RMB186,000,000 credit facility provided to the Company pursuant to the Restated Credit Agreement.

Facility Guarantee Secured Parties means the holders of the Indebtedness and other obligations of the Guarantor under this Agreement and the other Finance Documents from time to time and shall include their respective successors, transferees and assigns.

Finance Document means:

(a) The Restated Credit Agreement;

(b) this Agreement;

(c) the Pledge Agreements;

(d) the Intercreditor Agreement; or

(e) any other document designated as such by the Administrative Agent and the Company.

Financial Officer means the chief financial officer, any vice president of finance, principal accounting officer, treasurer or controller of the Guarantor.

Foreign Subsidiary means any Subsidiary that is not a Domestic Subsidiary.

Foreign Subsidiary Borrower means any Eligible Foreign Subsidiary that has been designated as a Foreign Subsidiary Borrower under the U.S. Facility pursuant to Section 2.23 of the U.S. Facility Agreement and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

GAAP means generally accepted accounting principles in the United States of America.

Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Group means the Guarantor and its Subsidiaries.

Guarantee of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Indebtedness of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) all obligations of such Person under any Swap Agreement or under any similar type of agreement and (l) obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Holders of Secured Obligations means the Facility Guarantee Secured Parties and the U.S. Facility Secured Parties.

Intercreditor Agreement means that certain Intercreditor Agreement dated as of the date hereof and entered into by the Administrative Agent, the Collateral Agent, and JPMorgan Chase Bank, National Association., as the administrative agent under the U.S. Facility, in connection with this Facility and the U.S. Facility, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Joint Venture means any person that is a corporation, partnership, limited liability company or other legal entity or arrangement in which the Guarantor or any Subsidiary has an equity investment and possession, directly or indirectly, of the power to direct or cause the direction of the management or policies that person, whether through the ability to exercise voting power, by contract or otherwise.

Lien means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Loan Parties means, collectively, the Company, the Guarantor and the Subsidiary Guarantors.

Material Adverse Effect means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole or (b) the ability of the Company, the Guarantor or any other Loan Party to perform any of its obligations under this Agreement or any other Finance Document or (c) the rights of or remedies available to the Lenders under this Agreement or any other Finance Document.

Material Subsidiary means each Subsidiary (i) which, as of the most recent fiscal year of the Guarantor, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Clause 6.1 (Financial Statements and Other Information), contributed greater than ten percent (10%) of the Guarantor's Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of the Guarantor's Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Guarantor's Consolidated EBITDA or Guarantor's Consolidated Total Assets attributable to Subsidiaries (other than Affected Foreign Subsidiaries) that are not Subsidiary Guarantors exceeds twenty percent (20%) of the Guarantor's Consolidated EBITDA for any such period or twenty percent (20%) of the Guarantor's Consolidated Total Assets as of the end of any such fiscal year, the Guarantor (or, in the event the Guarantor has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries (other than Affected Foreign Subsidiaries) as "Material Subsidiaries" to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries; provided, that, in the case of a Person becoming a Subsidiary pursuant to an acquisition, the foregoing financial tests shall be applied on a Pro Forma Basis immediately upon consummation of such acquisition and, assuming such Subsidiary would constitute a Material Subsidiary on a Pro Forma Basis, the Guarantor shall comply with Clause 6.9 (Pledge Agreements).

Moody's means Moody's Investors Service, Inc.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

New Mask Shop Obligations means all obligations of the Guarantor to pay rent, additional rent and other payments under, or in connection with, the Build to Suit Lease dated May 5, 2006 by and between the Guarantor and Micron Technology, Inc., including any, extension, amendment, modification, replacement, substitution or refinancing of such obligations whether with Micron Technology, Inc. or a third party lender so long as the principal amount of such obligations is not increased.

Obligations means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Guarantor and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the Effective Date or arising thereafter, under the Restated Credit Agreement or any of the other Finance Documents or to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise. For the avoidance of doubt, the Guarantor acknowledges that, without limiting the scope of any provision of this Agreement, the Guarantors' Obligations hereunder include, without limitation, any loss that the Finance Parties may incur on account of prohibitions or limitations that may exist under the laws or regulations of SAFE or other regulatory authorities in the PRC regarding the conversion into RMB of U.S. Dollars that may be paid by the Guarantor to the Finance Parties to satisfy any of its Obligations.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation referred to an defined in ERISA and any successor entity performing similar functions.

Permitted Encumbrances means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04, or as to which the grace period, if any, related thereto has not expired;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are not in excess of $3,000,000 individually, or $5,000,000 in the aggregate, or are being contested in compliance with Section 5.04;

(c)	pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d)

deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)	judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII of the U.S. Facility Agreement; and

(f)

easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Guarantor or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

Permitted Investments means:

(a)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)	investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the credit rating of A1 from S&P or P1 from Moody's;

(c)

investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)

investments in taxable or tax exempt obligations of any state of the United States of America or any municipality thereof maturing within three years of the date of acquisition thereof and which is rated "A1" or higher by Moody's or "AA" or higher by S&P;

(f)	investments in auction rate securities maturing within one year of the date of acquisition thereof and which is rated "Aa3" or higher by Moody's or "AA-" or higher by S&P;

(g)	investments in fixed income securities maturing within one year of the date of acquisition thereof and which are rated "A" or higher by Moody's or S&P;

(h)

to the extent the aggregate amount of such investments does not exceed 10% of Permitted Investments, investments in fixed income securities maturing within two years of the date of acquisition thereof and which are rated between "BBB-" and "BBB+" by S&P;

(i)	investments in money market mutual funds having assets in excess of $1,000,000,000 whose sole investments are securities described in clauses (a) through (i) above; and

(j)

in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (i) or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

PKL means PKL, Ltd., a Korean corporation.

Plan means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

Pledge Agreements means that certain Pledge Agreement substantially in the form of Exhibit H to the U.S. Facility Agreement (including any and all supplements thereto) and executed by the relevant Loan Parties, and, in the case of any pledge of Equity Interests of a Foreign Subsidiary, any other pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Clause 6.10 (Pledge Agreements) in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations as amended, restated, supplemented or otherwise modified from time to time.

Pro Forma Basis means on a basis in accordance with GAAP and the Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

PSMC means Photronics Semiconductor Mask Corporation, a Republic of China corporation.

Related Parties means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

S&P means Standard & Poor's.

SAFE means the State Administration of Foreign Exchange of the People's Republic of China.

Sale and Leaseback Transaction means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

Senior Leverage Ratio has the meaning assigned to such term in Clause 7.11(a).

Significant Subsidiary of a person means any Subsidiary of such person which, at the date of determination, is a "Significant Subsidiary" of such person as such term is defined in Regulation S-X under the United States Securities Exchange Act of 1934.

Subordinated Indebtedness of the Guarantor or any Subsidiary means the Indebtedness under the Convertible Subordinated Notes outstanding on the Effective Date and any other Indebtedness of such Person the payment of which is subordinated to payment of the obligations under the documents and instruments executed and delivered in connection with the U.S. Facility to the written satisfaction of, and the terms and conditions of which are otherwise satisfactory to, the Administrative Agent.

subsidiary means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent

Subsidiary means any subsidiary of the Guarantor.

Subsidiary Guarantor means a Subsidiary Guarantor as defined in and under the U.S. Facility Agreement.

Swap Agreement means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor or the Subsidiaries shall be a Swap Agreement.

Taxes means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

Total Leverage Ratio has the meaning assigned to such term in Clause 7.11(b).

U.S. Facility means the credit facility provided to the Guarantor and certain of its subsidiaries or affiliates pursuant to the U.S. Facility Agreement.

U.S. Facility Agreement means the credit agreement dated as of June 6, 2007 by and among the Guarantor, the other borrowers and guarantors party thereto, J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger, JPMorgan Chase Bank, National Association, as the administrative agent and collateral agent, and the lenders party thereto.

U.S. Facility Secured Parties means the holders of the Obligations (as defined in the U.S. Facility Agreement) from time to time and shall include their respective successors and (in the case of a Lender as defined in and under the U.S. Facility, permitted) transferees and assigns.

Withdrawal Liability means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2	Construction

(a)	Capitalized terms defined in the Restated Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b)

The provisions of clause 1.2 (Construction) of the Restated Credit Agreement apply to this Agreement as though they were set out in full in this Agreement, except that references to the Restated Credit Agreement are to be construed as references to this Agreement.

(c)	Includes and including are not limiting; or is not exclusive; and all includes any and any includes all.

(d)

The term law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, regulation, policy, writ, judgment, injunction or request of any court or other governmental, inter-governmental or supranational body, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), whether or not having the force of law. A reference to a law is a reference to that law as amended or re-enacted and to any successor law.

(e)

A person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organization or other entity whether or not having separate legal personality;

(f)	A reference to an agreement (including the Restated Credit Agreement) is a reference to that agreement as amended, supplemented, restated or novated.

(g)	Clause headings used in this Agreement are for convenience only, and shall not be used in construing this Agreement.

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual payment and performance by the Company of all its obligations under the Finance Documents;

(b)

undertakes with each Finance Party that, whenever the Company does not pay any amount when due under or in connection with any Finance Document, it must immediately on written demand by the Administrative Agent pay that amount as if the Guarantor were expressed to be the principal obligor; and

(c)

indemnifies each Finance Party immediately on written demand against any loss or liability suffered by such Finance Party if any obligation guaranteed by the Guarantor under this Clause 2 is or becomes unenforceable, invalid or illegal; and the amount of the loss or liability under this indemnity with respect to a Finance Party will be equal to the amount such Finance Party would otherwise have been entitled to recover.

The obligations guaranteed by the Guarantor under this Clause and the losses and liabilities against which the Guarantor indemnifies the Finance Parties under this Clause are referred to, collectively, as the Guaranteed Obligations and, in each case, include all amounts that would become due but for the operation of the automatic stay under section 362(a) of the United States Bankruptcy Code of 1978.

Payment by the Guarantor of any Guaranteed Obligations shall be made to the Administrative Agent within five (5) Business Days after delivery by the Administrative Agent to the Guarantor of a written demand for payment of such Guaranteed Obligation; provided that a failure of the Administrative Agent to deliver such written demand shall not relieve the Guarantor of any of its obligations or liabilities to pay the Guaranteed Obligations under this Agreement; and provided further, however, that a failure of the Company to punctually pay and perform its obligations under the Finance Documents shall not be a default by the Guarantee under this Agreement unless and until a written demand is made on the Guarantor and the Guarantor shall have thereafter failed to pay the demanded amount within the aforesaid five (5) Business Days in accordance with this Agreement. The Finance Parties may apply the amount so collected against and in reduction or settlement of any of the Guaranteed Obligations.

2.2	Continuing guarantee

The guarantee under this Agreement is a continuing guarantee and will remain in full force and effect until the irrevocable and indefeasible payment in full of the ultimate balance of the Guaranteed Obligations (including all sums payable by the Company under the Finance Documents), regardless of any intermediate payment or discharge in whole or in part.

2.3	Reinstatement

(a)

If, at any time for any reason (including the bankruptcy, insolvency, receivership, reorganization, dissolution or liquidation of the Guarantor or the Company or the appointment of any receiver, intervenor or conservator of, or agent or similar official for, the Guarantor or the Company or any of their respective properties), any payment received by any Finance Party in respect of the Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned by such Finance Party, this Clause will continue to be effective or will be reinstated, if necessary, as if that payment had not been made.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

2.4	Nature of Guarantor's obligations

The Guarantor's obligations under this Agreement are independent of any obligation of the Company or any other person, and a separate action or actions may be brought and prosecuted against the Guarantor under this Agreement whether or not any action is brought or prosecuted against the Company or any other person and whether or not the Company or any other person is joined in any action under this Agreement. This is a guarantee of payment and not merely of collection.

2.5	Waiver of defenses

(a)

The obligations of the Guarantor under this Agreement will not be affected by, and the Guarantor irrevocably waives any defense it might have by virtue of, any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Agreement (whether or not known to it or any Finance Party), including:

	(i)	any time, forbearance, extension or waiver granted to, or composition or compromise with, the Company or any other person;

	(ii)	any release of any person under the terms of any composition or arrangement;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company or any other person;

	(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

	(v)	any disability, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company or any other person;

(vi)

any amendment or variation (however fundamental) or restatement, replacement or novation of a Finance Document or any other document, guarantee or security so that references to that Finance Document in this Agreement shall include each amendment, variation, restatement, replacement and novation;

(vii)

any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document, guarantee or security, with the intent that the Guarantor's obligations under this Agreement shall remain in full force and be construed accordingly, as if there were no unenforceability, illegality, invalidity or non-provability;

(viii)

any avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation will for the purposes of the Guarantor's obligations under this Agreement be construed as if there were no such circumstance; or

(ix)

the acceptance or taking of other guarantees or security for the Guaranteed Obligations, or the settlement, release or substitution of any guarantee or security or of any endorser, guarantor or other obligor in respect of the Guaranteed Obligations.

(b)	The Guarantor unconditionally and irrevocably waives:

(i)

diligence, presentment, demand for performance, notice of nonperformance, protest, notice of protest, notice of dishonor, notice of the creation or incurring of new or additional indebtedness of the Company to any Finance Party, notice of acceptance of this Agreement and notices of any other kind whatsoever;

(ii)	the filing of any claim with any court in the event of a receivership, insolvency or bankruptcy;

(iii)	the benefit of any statute of limitations affecting any Obligor's obligations under the Finance Documents or the Guarantor's obligations under this Agreement or the enforcement of this Agreement; and

(iv)	any offset or counterclaim or other right, defense, or claim based on, or in the nature of, any obligation now or later owed to the Guarantor by any of the Finance Parties.

(c)

The Guarantor irrevocably and unconditionally authorizes the Finance Parties to take any action in respect of the Guaranteed Obligations or any collateral or guarantees securing them or any other action that might otherwise be deemed a legal or equitable discharge of a surety, without notice to or the consent of the Guarantor and irrespective of any change in the financial condition of the Guarantor or the Company.

2.6	Immediate recourse

(a)

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or other guarantee or claim payment from the Company or any other person before claiming from the Guarantor under this Agreement.

(b)

Without limiting the generality of the foregoing, if an Event of Default occurs under the Restated Credit Agreement, simultaneously therewith a default under this Agreement shall have occurred, entitling the Administrative Agent, by written notice to the Guarantor, to declare that all or part of any amounts outstanding under the Finance Documents is immediately due and payable; and such declaration shall be effective as against the Guarantor for all purposes of this Agreement (including Clause 2.1) whether or not the Administrative Agent has made a similar declaration to the Company under the Restated Credit Agreement, and regardless of whether or not the Administrative Agent is permitted (by any applicable law, legal process, bankruptcy, insolvency or similar proceeding, or otherwise) to declare such amount to be due and payable by the Company pursuant to the Restated Credit Agreement. The Guarantor agrees that the provisions of Clause 17 (Default) of the Restated Credit Agreement are incorporated by reference in this Agreement and made a part of this Agreement as if expressly set forth herein (and accordingly for purposes of this Agreement such provisions shall be construed in accordance with the laws of the State of New York).

2.7	Appropriations

Until all amounts which may be or become payable by the Company under or in connection with the Finance Documents have been irrevocably and indefeasibly paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Guarantor under this Agreement:

	(a)	refrain from applying or enforcing any other moneys, security, guarantees or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

	(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

	(c)	hold in a suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Agreement, without liability to pay interest on those moneys.

2.8	Non-competition

Unless:

	(a)	all amounts which may be or become payable by the Company under or in connection with the Finance Documents have been irrevocably and indefeasibly paid in full; or

	(b)	the Administrative Agent otherwise directs,

the Guarantor will not, after a claim has been made or by virtue of any payment or performance by it under this Agreement:

	(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

	(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor's liability under this Agreement;

	(iii)	claim, rank, prove or vote as a creditor of the Company or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

	(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Company, or exercise any right of set-off as against the Company.

The Guarantor must hold in trust for and immediately pay or transfer to the Administrative Agent (or as directed by the Administrative Agent) for the account of the Finance Parties any payment or distribution or benefit of security received by it contrary to this Agreement or contrary to any directions given by the Administrative Agent under this Agreement.

2.9	Additional security

This Agreement is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

2.10	Election of remedies

The Guarantor understands that the exercise by the Administrative Agent and the other Finance Parties of certain rights and remedies contained in the Finance Documents may affect or eliminate the Guarantor's right of subrogation and reimbursement against the Company and that the

Guarantor may therefore incur a partially or totally non-reimbursable liability under this Agreement. The Guarantor expressly authorizes the Administrative Agent and the other Finance Parties to pursue their respective rights and remedies with respect to the Guaranteed Obligations in any order or fashion they deem appropriate, in their respective sole and absolute discretion, and waives any defense arising out of the absence, impairment, or loss of any or all rights of recourse, reimbursement, contribution, exoneration or subrogation or any other rights or remedies of the Guarantor against the Company, any other person or any security, whether resulting from any election of rights or remedies by the Administrative Agent or any of the other Finance Parties or otherwise.

2.11	United States laws

(a)	In this Subclause, fraudulent transfer law means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law.

(b)	The Guarantor acknowledges that:

	(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

	(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

	(iii)	each of the Finance Parties has acted in good faith in connection with the guarantee given by the Guarantor and the transactions contemplated by the Finance Documents.

(c)

Each of the Finance Parties agrees that the Guarantor's liability under this Agreement is limited so that no obligation of, or transfer by, the Guarantor under this Agreement is subject to avoidance and turnover under any fraudulent transfer law.

(d)	The Guarantor represents and warrants to the Finance Parties that:

(i)

the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

	(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

	(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

	(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(e)	For purposes of this Clause:

	(i)	debt means any liability on a claim;

	(ii)	claim means:

(A)

any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or

(B)

any right to an equitable remedy for breach of performance if that breach gives rise to a right to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(iii)	terms used in this Clause will be construed in accordance with the applicable United States bankruptcy and New York fraudulent conveyance statutes and the related case law.

(f)	Each representation and warranty in this Subclause:

	(i)	is made by the Guarantor on the date of this Agreement;

	(ii)	is deemed to be repeated by the Guarantor on the date of each Request, each Utilisation Date and each Interest Payment Date; and

	(iii)	is, when repeated, applied to the circumstances existing at the time of repetition.

3.	TAXES

3.1	Tax gross-up

(a)	The Guarantor must make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

If the Guarantor or the Administrative Agent is aware that the Guarantor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must notify the other Party promptly.

(c)

If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If the Guarantor is required to make a Tax Deduction, the Guarantor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction to the relevant tax authority within the time allowed by law.

(e)

Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction (a Tax Payment), the Guarantor must deliver to the Administrative Agent for the account of the relevant Finance Parties evidence satisfactory to that Administrative Agent (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate Tax Payment has been paid to the relevant taxing authority.

(f)

If the Guarantor makes a Tax Payment to the relevant taxing authority in respect of a payment made to a Finance Party and that Finance Party (in its absolute discretion) determines that a credit against tax or any relief from tax (or its repayment) (a Tax Credit) is attributable to that Tax

Payment and it has used and retained that Tax Credit, then that Finance Party must promptly pay an amount to the Guarantor which that Finance Party determines (in its absolute discretion) will leave that Finance Party (after that payment) in the same after-tax position as it would have been in if that Tax Payment had not been required to be made by the Guarantor; provided, that the Guarantor, upon the request of that Finance Party, must to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant taxing authority) to that Finance Party in the event that Finance Party is required to repay such credit to such taxing authority. No term of this Agreement will: (i) interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit; (ii) obligate any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or (iii) obligate any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

3.2	Value added taxes

(a)	Any amount payable under this Agreement by the Guarantor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable in respect of any payment to a Finance Party, the Guarantor must pay to that Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where this Agreement requires the Guarantor to reimburse any Finance Party for any costs or expenses, the Guarantor must also at the same time pay and indemnify that Finance Party against all value added tax or any other Tax of a similar nature incurred by that Finance Party in respect of those costs or expenses but only to the extent that that Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

4.	PAYMENTS

4.1	Place

All payments by the Guarantor under this Agreement must be made to the Administrative Agent, for the account of the Finance Party entitled thereto, to the Administrative Agent's account at such office or bank as it may notify to the Guarantor for this purpose.

4.2	Currency

(a)	Any amount under this Agreement payable in respect of any other amount payable under the Finance Documents is payable under this Agreement in the same currency as that other amount.

(b)	Each other amount payable under this Agreement is payable in US Dollars.

4.3	No set-off or counterclaim

All payments made by the Guarantor under this Agreement must be made without set-off or counterclaim.

4.4	Timing of payments

If this Agreement does not provide for when a particular payment is due, that payment is due immediately upon written demand by the Administrative Agent or the Finance Party entitled thereto.

5.	REPRESENTATIONS

5.1	Representations

The representations set out in this Clause are made by the Guarantor to each of the Finance Parties.

5.2	Status

(a)	The Guarantor is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Connecticut.

(b)	The Guarantor and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

5.3	Powers and authority

The Guarantor has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of, this Agreement and the transactions contemplated by this Agreement.

5.4	Legal validity

This Agreement is the Guarantor's legally valid and binding obligation, enforceable against it in accordance with its terms.

5.5	Non-conflict

The entry into and performance by the Guarantor of, and the transactions contemplated by, this Agreement do not conflict with:

(a) any law applicable to the Guarantor;

(b) the Guarantor's constitutional documents; or

(c) to its knowledge, any material document which is binding upon the Guarantor or any of its assets.

5.6	No default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, this Agreement; and

(b)	no other event is outstanding which constitutes a default under any document which is binding on the Guarantor or any of its assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

5.7	Authorizations

All authorizations required by the Guarantor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect. For the avoidance of doubt, the Guarantor represents and warrants that the failure of the Company to make foreign debt registration under PRC law following the performance of this Agreement shall have no effect on the Guarantor's obligations to the Finance Parties, or the Finance Parties' rights or remedies, under this Agreement.

5.8	Financial statements

The Guarantor's audited financial statements most recently delivered to the Administrative Agent:

(a) have been prepared in accordance with United States generally accepted accounting principles and practices, consistently applied; and

(b) fairly represent the Guarantor's financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

5.9	Liens

The Guarantor's and its Subsidiaries' respective assets are not subject to any Liens other than Permitted Encumbrances.

5.10	No material adverse change

There has been no material adverse change in the consolidated financial condition of, or in the business or prospects of, the Guarantor since the date to which the latest audited financial statements were prepared.

5.11	Litigation

To the best of the Guarantor's knowledge and belief, no litigation, arbitration or administrative proceedings are current, pending, or threatened in writing, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

5.12	Information

(a)	All information supplied by an Obligor to the Finance Parties in connection with the Finance Documents is true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given; and

(b)	no Obligor has omitted to supply any information which, if disclosed, might make the information supplied untrue or misleading in any material respect.

5.13	Taxes on payments

All amounts payable by the Guarantor under this Agreement may be made without any Tax Deduction.

5.14	Stamp duties

No stamp or registration duty or similar Tax or charge is payable in respect of this Agreement.

5.15	Immunity

(a)	The execution by the Guarantor of this Agreement constitutes, and the exercise by it of its rights and performance of its obligations under this Agreement will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	the Guarantor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Agreement.

5.16	Jurisdiction/governing law

(a)	The Guarantor's:

(i) irrevocable submission under this Agreement to the jurisdiction of the courts of New York;

(ii) agreement that this Agreement is governed by New York law; and

(iii) agreement not to claim any immunity to which the Guarantor or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in New York will be recognized and be enforceable by the courts of the Guarantor's jurisdiction of incorporation to the maximum extent permitted by law.

5.17	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(i) Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

	(iii)	the Money Laundering Control Act of 1986, 18 U.S.C. sect. 1956; and

	(iv)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

investment company has the meaning given to it in the United States Investment Company Act of 1940.

public utility has the meaning given to it in the United States Federal Power Act of 1920.

Restricted Party means any person listed:

	(i)	in the Annex to the Executive Order;

	(ii)	on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

	(iii)	in any successor list to either of the foregoing.

(b)	The Guarantor is not:

	(i)	a public utility or subject to regulation under the United States Federal Power Act of 1920;

	(ii)	an investment company or subject to regulation under the United States Investment Company Act of 1940; or

	(iii)	subject to regulation under any United States Federal or State law or regulation that limits the Guarantor's ability to incur or guarantee indebtedness.

(c)	To the best of the Guarantor's knowledge, neither it nor any of its Affiliates:

	(i)	is, or is controlled by, a Restricted Party;

	(ii)	has received funds or other property from a Restricted Party; or

	(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(d)	The Guarantor and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

5.18	U.S. Facility Agreement Representations

The representations and warranties set forth in Article III of the U.S. Facility Agreement are true and correct on and as of the date hereof.

5.19	Times for making representations

(a)	The representations set out in this Clause are made by the Guarantor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by the Guarantor on the date of each Request, each Utilisation Date and each Interest Payment Date.

(c)	When the representation and warranty in Clause 5.6 (No default) is repeated on a Request for a Rollover Loan or an Interest Payment Date for a Term Loan, the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

6.	AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable under the Finance Documents shall have been paid in full, the Guarantor covenants and agrees with the Lenders that:

6.1	Financial Statements and Other Information

The Guarantor will furnish to the Administrative Agent with sufficient copies for distribution to each Lender:

(a) as soon as the same is available but in any event within ninety (90) days after the end of each fiscal year of the Guarantor, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as the same is available but in any event within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Guarantor (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Clause 7.11 (Finance Covenants) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the U.S. Facility Agreement and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

	(d)	within 90 days of the commencement of each fiscal year of the Guarantor, projected consolidated balance sheets, income statements and cash flow statements of the Guarantor and its consolidated Subsidiaries for such fiscal year;

	(e)	promptly after the same become publicly available, copies of all 10-Ks, 10-Qs and 8-Ks filed by the Guarantor or any Subsidiary with the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Guarantor to its shareholders generally, as the case may be; and

	(f)	promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Guarantor or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b), (d) or (e) of this Clause 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Guarantor posts such documents, or provides a link thereto on the Guarantor's website on the Internet at the website address <www.photronics.com>; (ii) on which such documents are posted on the Guarantor's behalf on IntraLinks™ or a substantially similar electronic platform, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability on the U.S. Securities and Exchange Commission's Electronic Data Gathering and Retrieval System; provided that the Guarantor shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Guarantor shall be required to provide paper copies of the compliance certificates required by clause (c) of this Clause 6.1 to the Administrative Agent.

6.2	Notices of Material Events

The Guarantor will furnish to the Administrative Agent prompt written notice of the following:

	(a)	the occurrence of any Default;

	(b)	the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Guarantor or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

	(c)	the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Clause shall be accompanied by a statement of a Financial Officer or other executive officer of the Guarantor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3	Existence; Conduct of Business

The Guarantor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Clause 7.3 (Fundamental Changes and Asset Sales).

6.4	Payment of Obligations

The Guarantor will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Guarantor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.5	Maintenance of Properties; Insurance

The Guarantor will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.6	Books and Records; Inspection Rights

The Guarantor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all dealings and transactions in relation to its business and activities. The Guarantor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its relevant books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

6.7	Compliance with Laws and Material Contractual Obligations

The Guarantor will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.8	Use of Proceeds

The proceeds of the Loans will be used only to repay certain existing Indebtedness, finance the working capital needs, and for general corporate purposes, of the Guarantor and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

6.9	Pledge Agreements

The Guarantor and its Subsidiaries shall execute or cause to be executed, by no later than sixty days (or such later date as is agreed to by the Collateral Agent in its reasonable discretion) after the date on which any Material Subsidiary would qualify or be designated by the Guarantor as a Subsidiary Guarantor under the U.S. Facility, a Pledge Agreement in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations with respect to the Applicable Pledge Percentage of all of the outstanding Equity Interests of such Material Subsidiary; provided that no such pledge of the Equity Interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Collateral Agent and its counsel reasonably determine that, in light of the cost and expense associated therewith, such pledge would be unduly burdensome or not provide material Pledged Equity for the benefit of the Holders of Secured Obligations pursuant to legally binding, valid and enforceable Pledge Agreements. The Company further agrees to deliver, or cause the other borrowers under the U.S. Facility to deliver, to the Collateral Agent all such Pledge Agreements, together with appropriate corporate resolutions and other documentation (including legal opinions, the stock certificates representing the Equity Interests subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Collateral Agent, and in a manner that the Collateral Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Pledged Equity related thereto. Notwithstanding the foregoing, the parties hereto acknowledge and agree that no Pledge Agreement in respect of the pledge of Equity Interests of a Material Subsidiary which is a Foreign Subsidiary shall be required until August 6, 2007 (or such later date as is agreed to by the Collateral Agent in its reasonable discretion).

6.10	Difference of Total Investment and Registered Capital

For the purpose of the foreign debt registration with SAFE arising from the performance of the Guarantee by the Guarantor, the Guarantor shall, and shall cause the Company to, ensure that the total amount of (a) the aggregated long or medium-term loans borrowed by the Company as foreign debt, (b) the balance of the Company’s short-term foreign borrowings and (c) any foreign debt incurred by the Company as a result of the performance of guarantees provided by any offshore entity or individual, is not in excess of the difference of the Company’s total investment and registered capital.

7.	NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable under the Finance Documents have been paid in full, the Guarantor covenants and agrees with the Lenders that:

7.1	Indebtedness

The Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

	(a)	the Obligations and any other Indebtedness created under the Finance Documents and Indebtedness created under the Facility;

	(b)	the Obligations and any other Indebtedness created under the U.S. Facility Agreement and the related finance documents and Indebtedness created under the U.S. Facility;

	(c)	Indebtedness existing on the date hereof and set forth in Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

	(d)	Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary to any Loan Party and (iii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

	(e)	Guarantees by the Guarantor of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Guarantor or any other Subsidiary;

	(f)	Indebtedness of the Guarantor or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $35,000,000 at any time outstanding;

	(g)	Subordinated Indebtedness so long as, after giving effect to the incurrence thereof, no Default shall have occurred and be continuing and the Company shall be in compliance, on a pro forma basis after giving effect to such incurrence, with the covenants contained in Clause 7.11 (Financial Covenants) recomputed as if such incurrence had occurred on the first day of the period for testing such compliance;

	(h)	Indebtedness of the Guarantor or any Subsidiary as an account party in respect of trade letters of credit;

	(i)	(i) Indebtedness of the Guarantor or any Subsidiary under any Swap Agreement otherwise permitted under Clause 7.5 (Swap Agreements), (ii) the Guarantee of any Loan Party of any such Indebtedness and (iii) the Guarantee of any Loan Party of the

obligations of PSMC, PKL or any of their respective subsidiaries under any Swap Agreement entered into in the ordinary course of business;

	(j)	the New Mask Shop Obligations; and

	(k)	unsecured Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Guarantor's Subsidiaries other than Company permitted by this clause (j) shall not exceed $15,000,000 at any time outstanding.

7.2	Liens

The Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

	(a)	Permitted Encumbrances and Liens created under the Pledge Agreements;

	(b)	any Lien on any property or asset of the Guarantor or any Subsidiary existing on the date hereof and set forth in Schedule 7.2; provided that (i) such Lien shall not apply to any other property or asset of the Guarantor or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

	(c)	any Lien existing on any property or asset prior to the acquisition thereof by the Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Guarantor or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

	(d)	Liens on fixed or capital assets acquired, constructed or improved by the Guarantor or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Clause 7.1 (Indebtedness), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Guarantor or any Subsidiary; and

	(e)	customary bankers' Liens and rights of setoff arising by operation of law and incurred on deposits made in the ordinary course of business;

	(f)	Liens on certain real property located in Boise, Idaho securing the New Mask Shop Obligations; and

	(g)	attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $1,000,000 in the aggregate arising in connection with court proceedings; provided, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith and by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Guarantor to the extent required by GAAP.

7.3	Fundamental Changes and Asset Sales

	(a)	The Guarantor will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or all or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Guarantor in a transaction in which the Guarantor is the surviving corporation, (ii) any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Guarantor must result in the Guarantor as the surviving entity), (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party and (iv) the Guarantor and its Subsidiaries may (A) sell inventory, used or surplus equipment and Permitted Investments in the ordinary course of business and real estate located in Dresden, Germany not currently used in the operation of the Guarantor's business, (B) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (C) enter into licenses of technology in the ordinary course of business, (D) so long as the Guarantor will continue to own and Control more than 50% of the ordinary voting and economic power of PSMC and Company, sales of shares of the common stock or other equity interests of PSMC or Company (as equitably adjusted for stock splits, stock dividends and the like), and (E) make any other sales, transfers, leases or dispositions of assets with an aggregate book value that, together with the aggregate book value of all other assets of the Guarantor and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (E) during any fiscal year of the Guarantor, does not exceed 10% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Guarantor delivered to the Lenders) and (vi) any Subsidiary (other than a Foreign Subsidiary Borrower) may liquidate or dissolve if the Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Guarantor and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Clause 7.4 (Investments, Loans, Advances, Guarantees and Acquisitions).

	(b)	The Guarantor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Guarantor and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, including semi-conductor application processes.

	(c)	The Guarantor will not change its fiscal year from the annual period which ends on the Sunday closest to October 29 or its fiscal quarters which, during the term of this Agreement, consist of four equal 13 week periods.

7.4	Investments, Loans, Advances, Guarantees and Acquisitions

The Guarantor will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except

	(a)	Permitted Investments;

	(b)	with respect to any Foreign Subsidiary, direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the government of the country in which such Foreign Subsidiary is organized or has its principal place of business, in each case maturing within one year from the date of acquisition thereof, so long as the aggregate amount of all such obligations for all Foreign Subsidiaries does not exceed $5,000,000 in the aggregate at any time outstanding;

	(c)	loans, advances or investments existing on the date hereof by the Guarantor and the Subsidiaries to or in their respective subsidiaries;

	(d)	investments, loans or advances made by the Guarantor in or to any Subsidiary and made by any Subsidiary to the Guarantor (provided that not more than $25,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by any Loan Party to a Subsidiary which is not a Loan Party).

	(e)	Guarantees constituting Indebtedness permitted by Clause 7.1 (Indebtedness) and Guarantees by the Guarantor of rental obligations or accounts payable of any Subsidiary;

	(f)	investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

	(g)	investments made in connection with a sale of assets permitted by Clause 7.3 (Fundamental Changes and Asset Sales) to the extent of the non-cash consideration received by the Guarantor or a Subsidiary;

	(h)	Permitted Acquisitions;

	(i)	investments by the Guarantor or any Subsidiary existing on the date hereof and set forth in Schedule 7.4;

	(j)	investments by the Guarantor or any Subsidiary after the Effective Date in Joint Ventures that do not exceed $50,000,000 in the aggregate at any time outstanding; and

	(k)	any other investment (other than acquisitions), loan or advance (including investments made to meet minimum capital requirements of foreign jurisdictions) so long as the aggregate amount of all such investments does not exceed $10,000,000 during the term of this Agreement.

7.5	Swap Agreements

The Guarantor will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Guarantor or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Guarantor or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Guarantor or any Subsidiary.

7.6	Restricted Payments

	(a)	The Guarantor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Guarantor may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Guarantor may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Guarantor and its Subsidiaries and (iv) the Guarantor may make any other Restricted Payment so long as (1) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and (2) the aggregate amount of such Restricted Payments paid by the Guarantor or any Subsidiary does not exceed $10,000,000 during any fiscal year of the Guarantor unless the Guarantor and the Subsidiaries are in compliance on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such Restricted Payment with a maximum Senior Leverage Ratio of 1.5 to 1.0 and a maximum Total Leverage Ratio of 3.0 to 1.0.

	(b)	The Guarantor will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except: (i) payment of Indebtedness created under the Finance Documents; (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness (subject to any subordination provisions thereof); (iii) prepayment at the consummation of a Permitted Acquisition of Indebtedness assumed in connection with such Permitted Acquisition; (iv) prepayment, purchase, redemption, retirement or other acquisition of the Convertible Subordinated Notes by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its non-mandatorily redeemable Equity Interests or from a substantially concurrent incurrence of Subordinated Indebtedness

(including mandatorily redeemable Equity Interests of the Guarantor) within 90 days of such issuance or incurrence (provided that the foregoing 90 day requirement shall not apply to any prepayment, purchase, redemption, retirement or other acquisition of the Convertible Subordinated Notes outstanding on the Effective Date); (v) so long as at the time thereof and immediately after giving effect (including pro forma effect) thereto no Default shall have occurred and be continuing, prepayment, purchase, redemption, retirement or other acquisition in cash of the Convertible Subordinated Notes outstanding on the Effective Date; and (vi) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

7.7	Transactions with Affiliates

The Guarantor will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Guarantor or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Guarantor and its wholly owned Subsidiaries not involving any other Affiliate, (c) in addition to transactions set forth in Schedule 7.7, transactions with Related Parties not exceeding $6,000,000 in the aggregate, (d) Indebtedness permitted by Clauses 7.1(b) and 7.1(c), investments permitted by Clause 7.4 (Investments, Loans, Advances, Guarantees and Acquisitions) and fundamental changes permitted by Clause 7.3 (Fundamental Changes and Asset Sales) so long as each such transaction is at a price and on terms and conditions not less favorable to the Guarantor or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (e) any Restricted Payment permitted by Clause 7.6 (Restricted Payments), (f) transactions existing on the date hereof and set forth in Schedule 7.7 and (g) any Affiliate who is an individual may serve as a director, officer or employee of the Guarantor or such Subsidiary and receive compensation (including stock options) for his or her services in such capacity.

7.8	Restrictive Agreements

The Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Guarantor or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Guarantor or any other Subsidiary or to Guarantee Indebtedness of the Guarantor or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) clause (b) of the foregoing shall not apply to restrictions or conditions imposed by the organizational documents of any Joint Venture to the extent that an investment in such Joint Venture is permitted by Clause 7.4(j).

7.9	Issuances of Equity Interests by Subsidiaries

The Guarantor will not permit any Subsidiary to issue any additional shares of its Equity Interests other than (a) to the Guarantor or a wholly-owned Subsidiary, (b) any such issuance that does not change the Guarantor's direct or indirect percentage ownership interest in such Subsidiary, (c) any such issuance that is permitted pursuant to Clause 7.3 or 7.4 and (d) any such issuance by PKL, PSMC, Company or PKLT Co., Ltd., a Taiwanese corporation, so long as the Guarantor continues to own and control more than 50% of the voting and economic power of such Subsidiary.

7.10	Amendment of Material Documents

The Guarantor will not, and will not permit any Subsidiary to, amend, modify or waive (a) any of its rights under its certificate of incorporation, by-laws or other organizational documents, in each case in any respect adverse to the Lenders or (b) any of the terms of any Subordinated Indebtedness (including, without limitation, the terms contained in any Convertible Subordinated Note Indenture and any Convertible Subordinated Notes), in each case in any respect adverse to the Lenders (for the purposes of this Clause 7.10(b) and without limitation of the scope of the definition of "adverse", any amendment to increase the principal amount, the interest rate or fees or other amounts payable, to advance the dates upon which payments are made or to alter any subordination provision (or any definition related thereto) shall be deemed to be "adverse").

7.11	Financial Covenants

(a) Maximum Senior Leverage Ratio. The Guarantor will not permit the ratio (the Senior Leverage Ratio), determined as of the end of each of its fiscal quarters ending on and after April 29, 2007, of (i) Consolidated Senior Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Guarantor and its Subsidiaries on a consolidated basis, to be greater than 2.00 to 1.00.

(b) Total Leverage Ratio. The Guarantor will not permit the ratio (the Total Leverage Ratio), determined as of the end of each of its fiscal quarters ending on and after April 29, 2007, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Guarantor and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00.

(c) Minimum Unrestricted Cash Balances. The Guarantor will not permit the aggregate amount of unrestricted cash balances and Permitted Investments maintained by the Guarantor and its Subsidiaries to be less than $50,000,000. For the avoidance of doubt, any cash deposited with the Collateral Agent pursuant to the terms of the Pledge Agreements shall be deemed to be unrestricted cash.

8.	EVIDENCE AND CALCULATIONS

8.1	Accounts

Accounts maintained by any Administrative Agent in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

8.2	Certificates and determinations

Any certification or determination by the Administrative Agent of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

9.	INDEMNITIES AND BREAK COSTS

9.1	Indemnity

(a)	The Guarantor agrees to indemnify each Finance Party and its respective affiliates, directors, officers, representatives and agents from and against all claims, liabilities, obligations, losses, damages, penalties, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against any of them by any person (including any Finance Party) in any way relating to or arising out of this Agreement or any default under or breach of this Agreement by the Guarantor, but the Guarantor will not be liable to an indemnified party to the extent any liability results from that indemnified party's gross negligence or wilful misconduct.

(b)	Payment by an indemnified party will not be a condition precedent to the obligations of the Guarantor under this indemnity.

(c)	This Subclause will survive the initial Utilisation Date, the making and repayment of the Loans, any novation, transfer or assignment of the Loans and the termination of this Agreement.

9.2	Currency indemnity

(a)	The Guarantor must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor's liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Notwithstanding any other provision in this Agreement, any Finance Party may convert any amount which it receives under Clause 4.2(b) into RMB and the Guarantor must indemnify that Finance Party against any loss or liability that Finance Party incurs in respect of such conversion.

(c)	Unless otherwise required by law, the Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

10.	AMENDMENTS AND WAIVERS

10.1	Procedure

Except as provided in this Clause, any term of this Agreement may only be amended or waived with the agreement of the Guarantor and the Administrative Agent acting on behalf of the Majority Lenders. The Administrative Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

10.2	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognized at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Administrative Agent (acting reasonably and after consultation with the Guarantor) determines is necessary to reflect the change.

10.3	Waivers and remedies cumulative

The rights of the Administrative Agent and the other Finance Parties under the Finance Documents:

(a) may be exercised as often as necessary;

(b) are cumulative and not exclusive of their rights under other guarantees or agreements or the general law; and

(c) may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

11.	CHANGES TO THE PARTIES

11.1	Assignments and transfers by the Guarantor

The Guarantor may not assign or transfer any of its rights and obligations under this Agreement without the prior consent of the Administrative Agent.

11.2	Assignments and transfers by Finance Parties

The Guarantor consents to any assignment, transfer or novation made by any Finance Party under the Restated Credit Agreement.

12.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of the Guarantor in connection with this Agreement. However, each Finance Party is entitled to disclose information:

	(i)	which is publicly available, other than as a result of a breach by such Finance Party of this Clause:

	(ii)	in connection with any legal or arbitration proceedings:

	(iii)	if required to do so under any law or regulation;

	(iv)	to a governmental, banking, taxation or other regulatory authority;

	(v)	to its professional advisers;

	(vi)	to any rating agency;

	(vii)	to the extent allowed under paragraph (b) below:

	(viii)	to the Company; or

	(ix)	with the agreement of the Guarantor.

(b)	Any Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant);

	(i)	a copy of this Agreement; and

	(ii)	any information which that Finance Party has acquired under or in connection with this Agreement.

However, before a participant may receive any confidential information, it must agree with that Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause 12 supersedes any previous confidentiality undertaking given by any Finance Party in connection with this Agreement prior to it becoming a Party.

13.	SET-OFF

A Finance Party may set off any matured obligation owed to it by the Guarantor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

14.	ENFORCEMENT BY ADMINISTRATIVE AGENT

The Guarantor agrees that the Administrative Agent may enforce this Guaranty for and on behalf of the Finance Parties.

15.	NO MARSHALLING

Except to the extent required by applicable law, neither the Administrative Agent nor any other Finance Party will be required to marshal any collateral securing, or any guarantees of, the Guaranteed Obligations, or to resort to any item of collateral or any guarantee in any particular order, and the Finance Parties' rights with respect to any collateral and guarantees will be cumulative and in addition to all other rights, however existing or arising. To the extent permitted by applicable law, the Guarantor irrevocably waives, and agrees that it will not invoke or assert, any law requiring or relating to the marshaling of collateral or guarantees or any other law which might cause a delay in or impede the enforcement of the Finance Parties' rights under this Agreement or any other agreement.

16.	ADMINISTRATIVE AGENT'S DUTIES

The grant to the Administrative Agent under this Agreement of any right or power does not impose upon the Administrative Agent any duty to exercise that right or power.

17.	SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b) the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19.	NOTICES

19.1	In writing

(a)	Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person, by post or fax.

(b)	Unless it is agreed to the contrary, any direction, consent or agreement required under this Agreement must be given in writing.

19.2	Contact details

(a)	The contact details of the Guarantor for purposes of this Agreement are:

Address:	Photronics, Inc.
15 Secor Road
Brookfield, Connecticut 06804
Fax number:	+1 203 775 5601

	Attention:	Treasurer, David Callen

(b)	The contact details of the Administrative Agent for purposes of this Agreement are:

Address:	31F, HSBC Building
1000 Liujiazui Ring Road
Shanghai 200120
People's Republic of China
Fax number:	+8621 61602707
Attention:	Christine Lin/Carol CZ Cai/Betty Wang.

(c)	Any Party may change its contact details by giving five Business Days' notice to the other Party.

19.3	Communications

(a)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the Guarantor.

(b)	The Finance Parties may assume that any communication made by the Company is made with the knowledge and consent of the Guarantor.

19.4	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(i) if delivered in person, at the time of delivery;

(ii) if mailed, five days after being deposited in the mail, postage prepaid, in a correctly addressed envelope; and

(iii) if by fax, when sent with confirmation of transmission.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to any Finance Party will only be effective on actual receipt by it.

20.	LANGUAGE

(a)	Any notice given in connection with this Agreement must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i) in English; or

(ii) (unless the Administrative Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

21.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

22.	ENFORCEMENT

22.1	Jurisdiction

(a)	For the benefit of the Administrative Agent and each of the other Finance Parties, the Guarantor agrees that any New York State court or Federal court sitting in the City and County of New York has jurisdiction to settle any disputes in connection with this Agreement and accordingly submits to the jurisdiction of those courts.

(b)	The Guarantor acknowledges and agrees that New York courts are the most appropriate and convenient courts to settle any such dispute.

(c)	To the extent allowed by law, the Administrative Agent or any other Finance Party may take:

(i) proceedings in any other court; and

(ii) concurrent proceedings in any number of jurisdictions.

22.2	Service of process

Without prejudice to any other mode of service, the Guarantor irrevocably consents to the service of process relating to any proceedings by a notice given in accordance with Clause 17 (Notices) above. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

22.3	Forum convenience and enforcement abroad

The Guarantor:

(a) waives objection to the New York State and Federal courts on grounds of personal jurisdiction, inconvenient forum or otherwise as regards proceedings in connection with this Agreement; and

(b) agrees that a judgment or order of a New York State or Federal court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

22.4	Waiver of immunity

The Guarantor irrevocably and unconditionally:

(a) agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b) consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c) waives all rights of immunity in respect of it or its assets.

22.5	Waiver of trial by jury

THE GUARANTOR AND THE ADMINISTRATIVE AGENT BY SIGNING BELOW (ON BEHALF OF ITSELF AND THE OTHER FINANCE PARTIES) WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

23.	MISCELLANEOUS

23.1	Successors and assigns

This Agreement will be binding upon and inure to the benefit of the Guarantor, the Administrative Agent, the other Finance Parties and their respective successors and assigns, except that the Guarantor may not assign its obligations under this Agreement, and any purported assignment by the Guarantor shall be void and of no effect.

23.2	Integration

This Agreement contains the complete agreement between the Finance Parties and the Guarantor with respect to the matters to which it relates and supersedes all prior agreements and understandings, whether written or oral, with respect to those matters.

23.3	Confirmations of Guarantor

(a) The Guarantor confirms that it has consented to the execution, delivery and performance of the Restated Credit Agreement by the Company, to the terms and conditions of the Restated Credit Agreement, and to the transactions contemplated by the Restated Credit Agreement.

(b) The Guarantor confirms, reaffirms and ratifies the Original Guarantee and acknowledges and agrees that the Original Guarantee, as amended and restated and substituted by this Agreement, is, and shall remain, the valid and enforceable obligation of the Guarantor.

(c) The Guarantor confirms and agrees that it has no defenses, counterclaims or set-offs to its obligations under the Original Guarantee, as amended and restated by this Agreement, in respect of the Original Credit Agreement as amended and restated by the Restated Credit Agreement, and hereby waives any such defense, counterclaim or set-off.

(d) The Guarantor represents, warrants and confirms that immediately prior to the effectiveness of this Agreement there was not outstanding any default under, or breach of, the terms of the Original Guarantee.

(e) The Guarantor acknowledges that the Finance Parties are entering into the Restated Credit Agreement and this Agreement in reliance on the foregoing confirmations.

23.4	Several Obligations

Any obligations of the Finance Parties under or in respect of this Agreement are several, and not joint.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

     SIGNATORIES

Guarantor

PHOTRONICS, INC

By:

Administrative Agent

JPMORGAN CHASE BANK (CHINA) COMPANY LIMITED, SHANGHAI BRANCH, for and on behalf of itself and each other Finance Party

By:

Schedule 1.1

Consolidated EBITDA/Net Income

See attached.

Schedule 7.1

Existing Indebtedness

			INTEREST	MATURITY
US DEBT	CURRENCY	USD BALANCE	RATE	DATE
Convertible Debt	USD	$150,000,000	2 ¼ %	April 15, 2008

Schedule 7.2

Existing Liens

PHOTRONICS, INC. (as of 4/30/07)

File Date	File #:	Type	Lienholder	Subject
7/29/03	0002217285	UCC-1	CitiCapital Technology Finance Inc.	(Oracle Equipment)

8/4/03	0002217700	UCC-1	CitiCapital Technology Finance Inc.	(Oracle Equipment)

6/17/04	0002273831	UCC-1	CitiCapital Technology Finance Inc.	(Oracle Equipment)

6/18/04	0002274294	UCC-1	CitiCapital Technology Finance Inc.	(Oracle Equipment)

5/2/06	0002390284	UCC-1	IOS Capital	(IKON Copier Lease)

12/22/06	0002431461	UCC-1	IOS Capital	(IKON Copier Lease)

3/29/07	0002447168	UCC-1	IOS Capital	(IKON Copier Lease)

A complaint was filed against Photronics, Inc. in the Superior Court of Arizona in connection with a long term lease agreement that Photronics Arizona executed. Photronics, Inc. guaranteed Photronics Arizona's performance of the lease. The Complaint alleges that Photronics Inc. and Photronics Arizona are in default of the lease for failure to pay to the rent required under the lease. Photronics has answered the Complaint and continues to contest this matter in good faith. Photronics has established a reserve for this claim.

Schedule 7.4

Existing Investments, Loans, Advances, Guarantees and Acquisitions

See attached.

Schedule 7.7

Transactions with Affiliates

The Guarantor is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Enterprise Solutions, Inc. ("RagingWire"), a supplier of secure data center facilities and managed information technology services, located in Sacramento, California. Constantine Macricostas is a founder, majority shareholder and the Chairman of the Board of Directors of RagingWire, and his son, George Macricostas is the director, Chief Executive Officer, Vice Chairman of the Board, and a founder of RagingWire. Since 2002, based on the Guarantor's needs, it has entered into additional contracts with RagingWire ranging from 12 months to 52 months to provide additional services. The decision to pursue an outsourced solution to satisfy the Guarantor's network and communications needs was made by management, and the Guarantor obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2006 fiscal year, the Guarantor incurred expenses of $4.3 million for services provided to the Guarantor by RagingWire. In fiscal 2006, the Guarantor signed a new 3 year service contract with Raging Wire for $2.5 million per year.

Dr. Soo Hong Jeong, Chief Operating Officer of the Guarantor, who also serves as the Chairman, Chief Executive Officer and President of the Guarantor's majority held subsidiary in Korea, PK, Ltd. ("PKL") is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Guarantor. In fiscal 2006, the Guarantor purchased $16.8 million of photomask blanks from S&S Tech.

Schedule 7.8

Existing Restrictions

None.